EXHIBIT 99.1

DRS Technologies Reports Record Third Quarter and Nine-Month Results;
 Quarter's Revenues, Operating Income and Net Earnings up 23%, 41% and 51%,
                             Respectively

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Feb. 9, 2005--DRS Technologies,
Inc.:

    --  Record New Orders Increase Backlog to a New High

    --  Company Raises FY2005 Guidance

    DRS Technologies, Inc. (NYSE:DRS) today reported record financial results for the third quarter and nine months ended December 31, 2004. Fiscal 2005 third quarter results included significant gains in revenues, operating income, net earnings and diluted earnings per share. A quarterly record in new orders for products and services increased funded backlog at the end of the period to a new high.
    "DRS reported an outstanding third quarter," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "Higher sales and profitability were achieved for the three- and nine-month periods, and free cash flow was exceptionally strong. We set a quarterly record in new orders, driving funded backlog at the end of the period to the highest level ever achieved by the company."

    Fiscal 2005 Third Quarter Results

    DRS's results for the reported periods of fiscal 2005 and 2004 reflect discontinued operations relating to the company's decision to sell its DRS Broadcast Technology and DRS Weather Systems units.
    Fiscal 2005 third quarter revenues from continuing operations were $338.2 million, a 23 percent increase over revenues from continuing operations of $274.4 million for last year's third quarter. The increase was primarily attributable to strong organic growth in the company's power and tactical systems businesses and to the benefit of a full quarter of sales from the company's acquisition of Integrated Defense Technologies, Inc. (IDT) completed on November 4, 2003. Organic revenue growth accounted for approximately 14.3 percent of the increase in the quarter.
    Operating income of $39.2 million was 41 percent higher than the $27.9 million reported for the same quarter of fiscal 2004. The increase was attributable to the higher overall sales volume and the strong performance of both of the company's operating segments. Operating income as a percentage of sales was 11.6 percent, compared with 10.2 percent for the same three-month period in the prior fiscal year.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $48.1 million for the third quarter ended December 31, 2004, 34 percent higher than EBITDA from continuing operations of $35.8 million reported for the comparable period a year earlier. EBITDA as a percentage of sales was 14.2 percent, compared with 13.0 percent for the same period a year earlier.
    Earnings from continuing operations for the third quarter of fiscal 2005 were 50 percent higher than a year ago at $16.8 million, or $0.60 per diluted share, on weighted average diluted shares outstanding of 28.0 million. Third quarter net earnings were $17.5 million, or $0.62 per diluted share. Last year's earnings from continuing operations for the same quarter were $11.2 million, or $0.44 per diluted share, on 25.7 million weighted average diluted shares outstanding. The 9 percent increase in diluted shares outstanding for the fiscal 2005 third quarter was principally due to the issuance of shares in connection with company's acquisition of IDT in the third quarter of fiscal 2004.
    Net cash provided by operating activities of continuing operations for the third quarter of fiscal 2005 increased to $34.0 million from $12.7 million for the comparable quarter the year before. Free cash flow (net cash provided by operating activities less capital expenditures) was strong at $26.8 million, significantly higher than free cash flow of $6.1 million for the same quarter a year ago.

    New Contract Awards and Backlog

    DRS secured $359.8 million in new orders for products and services from continuing operations for the three-month period, slightly higher than the comparable prior-year period. For the first nine months of fiscal 2005, the company was awarded a record $1.04 billion in new contracts, 35 percent higher than the same nine-month period in the previous year. Funded backlog from continuing operations at December 31, 2004 climbed to $1.31 billion, 4 percent above $1.26 billion in funded backlog from continuing operations at the same time last year and 10 percent higher than the $1.20 billion in backlog recorded at March 31, 2004, the company's previous fiscal year end.
    During the third quarter of fiscal 2005, the company's C4I segment booked $185.1 million in new contracts, including:

    -- $82 million to provide Naval nuclear products, ship control, power generation, distribution and propulsion systems supporting U.S. Navy ships, carriers and submarines;

    -- $38 million to provide electronic manufacturing services, primarily associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, submarines and aircraft;

    -- $32 million to provide data collection and processing equipment, including receivers, tuners, signal processing systems and recorders supporting U.S. intelligence operations;

    -- $16 million for battlefield digitization systems, the largest order associated with a multi-year, indefinite delivery/indefinite quantity (IDIQ) U.S. Army contract awarded in the first quarter to produce rugged Applique Computer Systems for the Force XXI Battle Command, Brigade and Below (FBCB2) program; and

    -- $12 million for data link, ship telephone products and other secure and non-secure communications systems.

    New contracts for DRS's Surveillance & Reconnaissance segment were $174.7 million for the third quarter and included:

    -- $50 million for ground-based thermal imaging systems, the largest orders to produce Improved Bradley Acquisition Subsystems (IBAS), which provide important enhancements to the M2A3 Bradley Fighting Vehicles, and the Long Range Advanced Scout Surveillance System (LRAS3), both of which incorporate Second Generation Forward Looking Infrared (FLIR) technology;

    -- $37 million to produce airborne thermal imaging systems and FLIR sensors, primarily supporting the Mast Mounted Sight on the U.S. Army's OH-58D Kiowa Warrior helicopters;

    -- $21 million for electronic warfare, network systems and avionics, the most significant contracts relating to the U.S. Air Force Unmanned Threat Emitter (UMTE) Training System and Station Keeping Equipment (SKE) for cargo aircraft, which provides the ability to fly in close formation;

    -- $14 million for weapons and sensor products utilizing uncooled infrared technology, including the multi-year U.S. Army Driver Vision Enhancers (DVEs) II program to provide drivers of a wide range of frontline combat and tactical vehicles with the ability to see clearly using infrared technology and the Thermal Weapon Sights program, which places increased lethality in the hands of individual war fighters, increasing their survivability on the battlefield;

    -- $13 million for test and energy management systems, the largest contracts associated with supporting the M1A1 Abrams Integrated Management (AIM) overhaul program to sustain the Abrams fleet under the Army's recapitalization plan and with supporting base station test facilities;

    -- $12 million for air combat training, range support and test systems, the largest awards to provide next-generation test and evaluation range data systems to tri-service and international test ranges to support advanced combat systems on fighter aircraft and attack helicopters; and

    -- $9 million for weapons systems and advanced electro-optical technology programs, related to infrared countermeasures, remote sensing and sensor arrays for advanced military and space surveillance applications.

    Balance Sheet Highlights

    During the quarter, the company completed an offering of $200 million aggregate principal amount of 6.875 percent senior subordinated notes due 2013. The notes were priced at 105 percent of the principal amount and were issued as additional debt securities under the company's $350 million indenture dated October 30, 2003. After its obligation to offer the lenders under its senior credit facility their pro rata share of the net proceeds of the offering, DRS intends to use the remaining net proceeds to replenish cash balances, following a $42.5 million cash payment for an acquisition on December 14, 2004, and for working capital and general corporate purposes, which may include future acquisitions.
    At December 31, 2004, the company had $258.2 million in cash and cash equivalents, reflecting strong third quarter cash flow and net proceeds from its $200 million debt offering. The company prepaid $5.0 million of its term loan debt during the quarter and $25.0 million during the first nine months of the fiscal year. Early in the fourth quarter, DRS prepaid an additional $10.0 million.
    Total debt on December 31, 2004 was $751.2 million, compared with $571.4 million at the end of fiscal 2004, which reflected utilization of the company's credit facility and its $550 million of senior subordinated notes. Stockholders' equity increased to $649.9 million, up 9 percent from $595.6 million at the same time a year earlier.

    Segment Results

    DRS's C4I Group reported substantial increases in revenues, operating income and bookings for the third quarter of fiscal 2005. Sales of $189.0 million were up 18 percent from $160.6 million a year ago. Operating income of $23.1 million was a 41 percent improvement over the $16.4 million for the same prior-year period and reflected a
12.2 percent operating margin, compared with 10.2 percent for last year's third quarter. The increases were due primarily to the benefit of a full quarter of sales and profitability from operations associated with the company's acquisition of IDT in the third quarter of fiscal 2004 and to higher organic growth led by shipments relating to the U.S. Naval power, display, intelligence and Army tactical computer systems product lines. Bookings from continuing operations during the three-month period of $185.1 million contributed to a funded backlog of approximately $622.8 million at December 31, 2004.
    Third quarter results for DRS's Surveillance & Reconnaissance Group reflected significant increases in key financial metrics over the prior-year period. Revenues of $149.2 million were up 31 percent from $113.8 million for same quarter in the previous year. Operating income of $16.1 million was 40 percent higher than the $11.5 million reported for the comparable three-month period a year earlier and reflected a 10.8 percent operating margin, compared with 10.1 percent for last year's third quarter. The increases in sales and profitability were due primarily to the benefit of a full quarter of operating results from the IDT acquisition, completed in November of last fiscal year, and to higher organic growth led by shipments associated with the U.S. Army's Mast Mounted Sight program and several ground vehicle sighting and targeting system programs. Strong new orders from continuing operations of $174.7 million during the quarter contributed to a third quarter record funded backlog of $688.3 million at December 31, 2004.

    Fiscal 2005 Nine-Month Results

    For the first nine months of fiscal 2005, DRS posted record revenues of $947.4 million, 46 percent above revenues of $647.8 million for the same period last year. Higher revenues for the nine-month period were primarily attributable to the addition of sales from the IDT acquisition operations and organic growth associated with the company's Naval electric drive and other power systems, receivers, tuners and other intelligence systems, U.S. and international army tactical computer systems, airborne, ground-based and maritime thermal imaging systems, and infrared assemblies product lines. Organic revenue growth accounted for approximately 16.7 percent of the increase in the nine-month period.
    Operating income was a nine-month record at $101.6 million, a 55 percent increase above the $65.5 million reported for the same period a year earlier. Nine-month operating income as a percentage of sales was 10.7 percent, compared with 10.1 percent a year ago. Record operating income during the first nine months of fiscal 2005 was primarily the result of a full nine months of profitability contributed by the IDT acquisition operations, higher sales overall and improved operating margins on certain power, intelligence and tactical computer systems programs, as well as airborne, ground-based and maritime thermal sighting systems programs.
    The company posted record EBITDA from continuing operations of $130.0 million for the first nine months of the fiscal year, 56 percent higher than the $83.3 million reported for the same nine months last year.
    Earnings from continuing operations for the fiscal 2005 nine-month period were up 49 percent to $41.8 million, or $1.51 per diluted share, on weighted average diluted shares outstanding of 27.7 million. Net earnings were $43.6 million, or $1.57 per diluted share. For the same nine-month period last year, earnings from continuing operations were $28.0 million, or $1.17 per diluted share, on 23.9 weighted average diluted shares outstanding. The 16 percent increase in diluted shares outstanding for the first nine months of fiscal 2005 was principally due to the issuance of shares in connection with the company's acquisition of IDT in the third quarter of fiscal 2004.
    Net cash provided by operating activities of continuing operations for the first nine months of fiscal 2005 increased to $81.3 million from $37.0 million for the comparable period a year earlier. Free cash flow from continuing operations for the first three quarters of fiscal 2005 was approximately $60.6 million, 185 percent above the $21.3 million reported for the same period last year.
    "The excellent results achieved for the nine-month period clearly point to the strength of the company's business operations and support our expectations for a record fiscal 2005," said Mr. Newman.

    Acquisition

    On December 14, 2004, DRS announced that it had acquired certain assets and liabilities of Night Vision Equipment Company (NVEC), a privately-held producer of small, high-quality night vision products and thermal imaging soldier systems headquartered in Allentown, Pennsylvania. The company used existing cash on hand to finance the $42.5 million purchase price. Additional future consideration is payable upon the achievement of certain revenue targets.
    The company said NVEC is expected to generate approximately $45 to $50 million in annual revenues and approximately $0.08 to $0.10 in diluted earnings per share in its first twelve months of operation under DRS ownership. For DRS's current fiscal year ending March 31, 2005, the business is expected to be accretive to earnings and contribute approximately $15 million to DRS's sales.
    Mr. Newman commented, "NVEC enhances DRS's position as a market leader in uncooled infrared (IR) sensor systems and supports our increased participation in homeland defense efforts at the federal, state and local levels. It has strong original equipment manufacturer
(OEM) relationships and an extensive catalog of products and accessories." The addition of NVEC to DRS's Surveillance & Reconnaissance Group expands the company's electro-optical product offerings and provides strong sales distribution channels for broadly marketing the company's existing uncooled thermal imaging systems and other lightweight, portable military equipment.

    Outlook

    The company adjusted its previously issued fiscal 2005 guidance to reflect its acquisition of NVEC and its decision to sell two of its operating units.
    For fiscal 2005, DRS now anticipates revenues from continuing operations to be between $1.28 billion and $1.30 billion, approximately 30 percent above fiscal 2004 sales from continuing operations. An estimated 10 percent of the revenue growth is expected to be organic, and DRS continues to anticipate an operating margin of
10.5 percent or greater.
    Despite the prospective disposition of two operations, the company raised its previous earnings guidance for the fiscal year ending March 31, 2005 and now expects $2.07 to $2.10 in diluted earnings per share from continuing operations, based on weighted average diluted shares outstanding of approximately 28.0 million. Including discontinued operations, the company anticipates $2.15 to $2.19 in diluted earnings per share. The company's guidance does not include the effect of a gain, if any, that may be recorded upon the sale of two of its operations.
    The company continues to target free cash flow conversion of at least one times net earnings. DRS increased its expectations to generate free cash flow and now anticipates it to exceed $65 million for fiscal 2005.
    "DRS remains on track to achieve planned objectives in the fourth quarter and to complete fiscal 2005 with record results," Mr. Newman added. "The company moved into the final quarter of the fiscal year with a record backlog that includes a solid portfolio of some sustaining, large, multi-year defense contracts. With diversified technologies, products and services that transcend specific platform applications, DRS is precisely aligned with the military's objectives for end-to-end, modular system solutions. We are well positioned over the long term to continue our support of the military's transformation and recapitalization efforts for an integrated, networked, highly mobile future force and to continue our support of the current force as a leading supplier to military backfit and modernization programs."
    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,800 people worldwide.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Wednesday, February 9, 2005 at 9:30 a.m. EST. Listeners can access the call live and archived by visiting DRS's Web site at http://www.shareholder.com/drs or by visiting Thomson CCBN's institutional investor site at http://www.streetevents.com or individual investor center at http://www.fulldisclosure.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                      Three Months Ended December 31,
                                        2004(1)           2003(1)
                                      ----------         ----------
Revenues                              $ 338.2            $ 274.4
Operating Income                      $  39.2            $  27.9
Interest and Related Expenses         $   9.4            $   7.5
Earnings before Income Taxes          $  29.3            $  19.7
Income Tax Expense                    $  12.5            $   8.5
Earnings from Continuing Operations   $  16.8            $  11.2
Earnings from Discontinued
 Operations                           $    .6            $    .4
Net Earnings                          $  17.5            $  11.6
Basic Earnings per Share of Common
 Stock:
    Earnings from Continuing
     Operations                       $   .62            $   .45
    Earnings from Discontinued
     Operations                       $   .02            $   .02
    Net Earnings                      $   .64            $   .46
Diluted Earnings per Share of
 Common Stock:
    Earnings from Continuing
     Operations                       $   .60            $   .44
    Earnings from Discontinued
     Operations                       $   .02            $   .02
    Net Earnings                      $   .62            $   .45
Weighted Average Number of Shares
 of Common Stock Outstanding:
    Basic                                27.1               25.3
    Diluted                              28.0               25.7

                                       Nine Months Ended December 31,
                                        2004(1)            2003(1)
                                      ----------         ----------
Revenues                              $ 947.4            $ 647.8
Operating Income                      $ 101.6            $  65.5
Interest and Related Expenses         $  27.4            $  14.7
Earnings before Income Taxes          $  72.9            $  49.6
Income Tax Expense                    $  31.1            $  21.6
Earnings from Continuing Operations   $  41.8            $  28.0
Earnings from Discontinued
 Operations                           $   1.8            $    .4
Net Earnings                          $  43.6            $  28.4
Basic Earnings per Share of Common
 Stock:
    Earnings from Continuing
     Operations                       $  1.55            $  1.19
    Earnings from Discontinued
     Operations                       $   .06            $   .02
    Net Earnings                      $  1.61            $  1.21
Diluted Earnings per Share of
 Common Stock:
    Earnings from Continuing
     Operations                       $  1.51            $  1.17
    Earnings from Discontinued
     Operations                       $   .07            $   .02
    Net Earnings                      $  1.57            $  1.19
Weighted Average Number of Shares of
 Common Stock Outstanding:
    Basic                                27.0               23.4
    Diluted                              27.7               23.9

(1) Fiscal 2005 and 2004 third quarter and nine-month results present discontinued operations, due to the Company's decision to sell its DRS Broadcast Technology and DRS Weather Systems units.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                     Three Months Ended December 31,
                                     -------------------------------
                                       2004(1)            2003(1)
                                     ----------         ----------
Reconciliation of Non-GAAP Financial
 Data:
  Net Earnings                        $ 17.5             $ 11.6
  Earnings from Discontinued
   Operations                           (0.6)              (0.4)
  Income Taxes                          12.5                8.5
  Interest Income                       (0.4)              (0.1)
  Interest and Related Expenses          9.4                7.5
  Amortization and Depreciation          9.7                8.7
                                     ----------         ----------
  EBITDA2                             $ 48.1             $ 35.8
  Income Taxes                         (12.5)              (8.5)
  Interest Income                        0.4                0.1
  Interest and Related Expenses         (9.4)              (7.5)
  Deferred Income Taxes                  1.8                0.1
  Changes in Assets and Liabilities,
     Net of Effects from Business
     Combinations                        2.2               (9.6)
  Other, Net                             3.4                2.3
                                     ----------         ----------
  Net Cash Provided by Operating
   Activities                         $ 34.0             $ 12.7
  Capital Expenditures                  (7.2)              (6.6)
                                     ----------         ----------
  Free Cash Flow(3)                   $ 26.8             $  6.1

                                      Nine Months Ended December 31,
                                     -------------------------------
                                       2004(1)           2003(1)
                                     ----------         ----------
Reconciliation of Non-GAAP Financial
 Data:
  Net Earnings                        $ 43.6             $ 28.4
  Earnings from Discontinued
   Operations                           (1.8)              (0.4)
  Income Taxes                          31.1               21.6
  Interest Income                       (0.7)              (0.6)
  Interest and Related Expenses         27.4               14.7
  Amortization and Depreciation         30.4               19.6
                                     ----------         ----------
  EBITDA2                             $130.0             $ 83.3
  Income Taxes                         (31.1)             (21.6)
  Interest Income                        0.7                0.6
  Interest and Related Expenses        (27.4)             (14.7)
  Deferred Income Taxes                 (0.4)               0.2
  Changes in Assets and Liabilities,
     Net of Effects from Business
     Combinations                        2.0              (15.8)
  Other, Net                             7.5                5.0
                                     ----------         ----------
  Net Cash Provided by Operating
   Activities of Continuing
   Operations                         $ 81.3             $ 37.0
  Capital Expenditures                 (20.7)             (15.7)
                                     ----------         ----------
  Free Cash Flow(3)                   $ 60.6             $ 21.3

(1) Fiscal 2005 and 2004 third quarter and nine-month results present discontinued operations, due to the Company's decision to sell its DRS Broadcast Technology and DRS Weather Systems units.

(2) The Company defines EBITDA as net earnings from continuing operations before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities of continuing operations. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities of continuing operations, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures, pay its income taxes and fund its discontinued operations. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, income taxes and the results of operations of discontinued operations. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(3) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities of continuing operations less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, make other strategic investments and fund discontinued operations. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.


                                 Three Months Ended  Nine Months Ended
                                   December 31,        December 31,
                                  -------------       --------------
                                 2004(1)    2003(1)   2004(1)  2003(1)
                                ---------  ---------  ------- --------
Organic Growth Calculation:
  Total Revenues                 $338.2     $274.4   $947.4    $647.8
  Less Revenues from
   Acquisitions Owned Less
   Than One Year                  (24.5)         -   (191.7)        -
                                ---------  ---------  ------- --------
  Organic Revenues               $313.7     $274.4   $755.7    $647.8

  Organic Revenue Growth(2)        14.3%               16.7%

(1) Fiscal 2005 and 2004 third quarter and nine-month revenues reflect continuing operations and exclude discontinued operations, due to the Company's decision to sell its DRS Broadcast Technology and DRS Weather Systems units.

(2) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
               THIRD QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                      Three Months Ended December 31,
                                      --------------------------------
                                        2004                 2003(2)
                                      -------               ---------
Revenues
C4I Group(1)                         $  189.0               $ 160.6
Surveillance & Reconnaissance
 Group                                  149.2                 113.8
----------------------------------------------------------------------
Consolidated                         $  338.2               $ 274.4
----------------------------------------------------------------------

Operating Income
C4I Group(1)                         $   23.1               $  16.4
Surveillance & Reconnaissance
 Group                                   16.1                  11.5
----------------------------------------------------------------------
Consolidated                         $   39.2               $  27.9
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                             12.2%                 10.2%
Surveillance & Reconnaissance
 Group                                   10.8%                 10.1%
----------------------------------------------------------------------
Consolidated                             11.6%                 10.2%
----------------------------------------------------------------------

Bookings
C4I Group(1)                         $  185.1               $ 174.9
Surveillance & Reconnaissance
 Group                                  174.7                 178.5
----------------------------------------------------------------------
Consolidated                         $  359.8              $  353.4
----------------------------------------------------------------------

Backlog
C4I Group(1)                         $  622.8              $  654.9
Surveillance & Reconnaissance
 Group                                  688.3                 603.3
----------------------------------------------------------------------
Consolidated                         $1,311.1              $1,258.2
----------------------------------------------------------------------

(1) Fiscal 2005 and 2004 third quarter results reflect continuing operations and exclude discontinued operations, due to the Company's decision to sell its DRS Broadcast Technology and DRS Weather Systems units.

(2) Fiscal 2004 third quarter results were restated to conform to the Company's current operating structure.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                NINE-MONTH SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                       Nine Months Ended December 31,
                                      --------------------------------
                                        2004                2003(2)
                                      --------             ----------
Revenues
C4I Group(1)                         $  515.7              $  380.1
Surveillance & Reconnaissance
 Group                                  431.7                 267.7
----------------------------------------------------------------------
Consolidated                         $  947.4              $  647.8
----------------------------------------------------------------------

Operating Income
C4I Group(1)                         $   55.7              $   38.7
Surveillance & Reconnaissance
 Group                                   45.9                  26.8
----------------------------------------------------------------------
Consolidated                         $  101.6              $   65.5
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                             10.8%                 10.2%
Surveillance & Reconnaissance
Group                                    10.6%                 10.0%
----------------------------------------------------------------------
Consolidated                             10.7%                 10.1%
----------------------------------------------------------------------

Bookings
C4I Group(1)                         $  512.0              $  427.8
Surveillance & Reconnaissance
 Group                                  526.8                 339.5
----------------------------------------------------------------------
Consolidated                         $1,038.8              $  767.3
----------------------------------------------------------------------

Backlog
C4I Group(1)                         $  622.8              $  654.9
Surveillance & Reconnaissance
 Group                                  688.3                 603.3
----------------------------------------------------------------------
Consolidated                         $1,311.1              $1,258.2
----------------------------------------------------------------------

(1) Fiscal 2005 and 2004 nine-month results reflect continuing operations and exclude discontinued operations, due to the Company's decision to sell its DRS Broadcast Technology and DRS Weather Systems units.

(2) Fiscal 2004 nine-month results were restated to conform to the Company's current operating structure.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                      December 31,       March 31,
                                        2004(1)           2004(1)
                                       ---------         --------
Assets
Cash and Cash Equivalents            $  258,169        $   56,790
Other Current Assets                    453,996           428,577
Assets of Discontinued Operations        38,864            40,614
----------------------------------------------------------------------
Total Current Assets                    751,029           525,981
----------------------------------------------------------------------
Property, Plant and Equipment, Net      139,661           142,378
Goodwill, Intangibles and Other
 Assets                                 951,757           926,593
----------------------------------------------------------------------
Total Assets                         $1,842,447        $1,594,952
----------------------------------------------------------------------
Liabilities and Stockholders'
 Equity
Short-Term Debt                      $        -        $       45
Current Installments of Long-Term
 Debt                                     2,683             5,864
Accounts Payable and Other Current
 Liabilities                            383,682           368,652
Liabilities of Discontinued
 Operations                              11,263            12,757
----------------------------------------------------------------------
Total Current Liabilities               397,628           387,318
----------------------------------------------------------------------
Long-Term Debt, Excluding Current
 Installments                           748,551           565,530
Other Liabilities                        46,340            46,480
Stockholders' Equity                    649,928           595,624
----------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity                              $1,842,447        $1,594,952
----------------------------------------------------------------------

(1) Data presented reflect continuing operations and exclude discontinued operations, due to the Company's decision to sell its DRS Broadcast Technology and DRS Weather Systems units.

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500